Exhibit 99.1

PO Box 9005
Quakertown, PA 18951-9005
215.538.5600
1.800.491.9070
www.qnbbank.com

FOR IMMEDIATE RELEASE

QNB CORP. REPORTS

EARNINGS FOR SECOND QUARTER 2020

QUAKERTOWN, PA (July 28, 2020) QNB Corp. (the “Company” or “QNB”) (OTC Bulletin Board: QNBC), the parent company of QNB Bank, reported net income for the second quarter of 2020 of $3,934,000, or $1.11 per share on a diluted basis, compared to net income of $3,143,000, or $0.90 per share on a diluted basis, for the same period in 2019.  For the six months ended June 30, 2020, QNB reported net income of $4,154,000, or $1.18 per share on a diluted basis. This compares to net income of $6,522,000, or $1.86 per share on a diluted basis, reported for the same period in 2019.

The increase in quarterly net income and earnings per share, when comparing the three months ended June 30, 2020 with the same period in 2019 is due primarily to an increase in the fair value of the equity securities held by QNB Corp, our bank holding company.  The decrease in net income and earnings per share when comparing the six-month periods is due primarily to the decrease in the fair value of the equity securities held by QNB Corp.

The following table presents disaggregated net income:

Total assets as of June 30, 2020 were $1,390,479,000 compared with $1,225,023,000 at December 31, 2019. Loans receivable at June 30, 2020 were $878,620,000 compared with $820,616,000 at December 31, 2019, an increase of $58,004,000, or 7.1%.  To date, QNB Bank originated $81,098,478 in the Small Business Administration’s Paycheck Protection Program (“PPP”) loans, enabling 643 businesses to maintain their payrolls and stay in operation.  Excluding the PPP loans net of deferred fees, loans receivable would have decreased $19,880,000, or 2.4% since year-end 2019.  Total deposits at June 30, 2020 were $1,183,188,000, increasing $145,328,000, or 14.0%, compared with $1,037,860,000 at December 31, 2019, with households and businesses keeping their deposits in short-term, liquid accounts.  Most of the PPP loans proceeds were deposited to QNB Bank deposit accounts.

“QNB Bank maintained operations, serving customers at our branch drive-ups and by appointment to ensure there was no interruption in service during Pennsylvania’s mandated shutdown of non-essential businesses during the quarter.  We reopened all branches to lobby traffic on June 5,” stated David W.

Freeman, President and Chief Executive Officer.  “In addition to our PPP loan volume, we granted 384 requests from business and personal customers for temporary, COVID-related loan payment relief, and experienced record mortgage loan originations, helping our customers take advantage of historic low rates to reduce their borrowing costs for their homes.”

Net Interest Income and Net Interest Margin

Net interest income for the quarter and six months ended June 30, 2020 totaled $9,234,000 and $18,397,000 respectively, an increase of $123,000 and $450,000, respectively from the same periods in 2019. Net interest margin was 2.95% for the second quarter of 2020 and 3.20% for the same period in 2019.  Net interest margin was 3.06% for the six months ended June 30, 2020, compared with 3.19% for the same period in 2019.

The yield on earning assets was 3.42% for the second quarter 2020, a decrease of 68 basis points from 4.10% in the second quarter of 2019. For the six-month period ended June 30, 2020, yield on earning assets was 3.66%, compared with 4.07% for the same period in 2019.  The cost of interest-bearing liabilities decreased 51 basis points to 0.60% for the quarter and 33 basis points to 0.76% for the six months ended June 30, 2020, compared with the same period in 2019.

Asset Quality, Provision for Loan Loss and Allowance for Loan Loss

QNB recorded a $250,000 provision for loan losses in the second quarter of 2020 compared with $150,000 in the second quarter 2019.  QNB's allowance for loan losses of $10,464,000 represents 1.19% of loans receivable at June 30, 2020 compared to $9,887,000, or 1.20% of loans receivable at December 31, 2019, and $9,164,000, or 1.12% of loans receivable at June 30, 2019.  Excluding the PPP loans, which are expected to be fully forgiven within the next six to twelve months, and are 100% guaranteed by the US Treasury, the allowance represents 1.31% of loans receivable.  Net loan charge offs were $120,000 and $173,000 for the quarter and six months ended June 30, 2020, respectively, compared with $1,000 and $45,000 for the same periods in 2019, respectively.   Annualized net loan charge-offs for the quarter and six months ended June 30, 2020 were .06% and 0.04% of average loans receivable, respectively.

Total non-performing loans, which represent loans on non-accrual status, loans past due 90 days or more and still accruing interest and restructured loans, were $15,060,000, or 1.71% of loans receivable at June 30, 2020, compared with $16,464,000, or 2.01% of loans receivable at December 31, 2019, and $9,677,000, or 1.18% of loans receivable at June 30, 2019.  In cases where there is a collateral shortfall on impaired loans, specific impairment reserves have been established based on updated collateral values even if the borrower continues to pay in accordance with the terms of the agreement. At June 30, 2020, $7,821,000, or approximately 76% of the loans classified as non-accrual are current or past due less than 30 days.  Commercial loans classified as substandard or doubtful loans totaled $14,268,000 at June 30, 2020, a decrease of $1,654,000, or 10.4%, from the $15,922,000 reported at December 31, 2019, and an increase of $1,696,000, or 13.5%, from the $12,572,000 reported at June 30, 2019.

Non-Interest Income

Total non-interest income was $2,817,000 for the second quarter of 2020, an increase of $1,163,000, or 70.3%, compared with the same period in 2019, due primarily to a combined $1,156,000 realized and unrealized gain of the equity securities portfolio, when comparing the two periods. The equities portfolio comprises blue-chip large-capitalized stocks, providing a taxable equivalent dividend yield of 3.25%.   The performance of the portfolio during the quarter and six months ended June 30, 2020 is commensurate with the overall performance of the U.S. stock market.

Increases in non-interest income for the quarter ended June 30, 2020 comprise; net gain on the sale of loans and retail brokerage and advisory income, which increased $337,000 and $36,000, respectively, when compared to the same period in 2019.  Fees for services to customers and other income decreased $180,000 and $132,000, respectively, when comparing the two periods.  The reduction in fees for services to customers is due primarily to a decrease in overdraft items when comparing the periods. Other income decreases for the period are due to a $58,000 gain on sale of OREO realized in 2019, reduced fair value of mortgage servicing rights, and reduced letter of credit fees.

For the six months ended June 30, 2020, non-interest income was $1,246,000, a decrease of $2,717,000, or 68.6%, compared to the same period in 2019, primarily due to combined net realized gains and unrealized change in fair value of the equities securities totaling  $2,766,000. The estimated cumulative contribution (realized and unrealized net gains, plus dividends) of the equities portfolio to diluted earnings per share from January 1, 2008 through June 30, 2020 is $1.32.

Excluding the realized gain and change in fair value of equities, net interest income increased $88,000, when comparing the two periods, for the same reasons those described in the quarterly results.

Non-Interest Expense

Total non-interest expense was $6,869,000 for the second quarter of 2020, increasing $76,000, or 1.1% from $6,793,000  for the same period in 2019.  Salaries and benefits expense increased $195,000, or 5.1%, to $3,985,000 when comparing the two quarters.  Salary expense and related payroll taxes decreased $82,000, to $3,195,000 during the second quarter 2020 compared to the same period in 2019 due to a reduction in bonus accrual and increased loan origination deferred costs resulting from the PPP loan originations of $108,000 and $217,000, respectively.  Employee salaries increased $239,000, or 8.2%, when comparing the periods.     Medical premiums increased $296,000, or 88.3%, due to increased medical claims when comparing the two periods.  Net occupancy and furniture and equipment expense increased $83,000, or 7.6%, to $1,180,000 for the second quarter 2020, due primarily to increased depreciation expense and combined amortization of software, software maintenance and computer backup expense of $55,000 and $58,000, respectively, offset in part by decreased equipment and building maintenance of $20,000 and $15,000, respectively, when comparing the two periods.  QNB’s new Allentown branch was not opened until third quarter and the Upper Perkiomen branch had not yet relocated until fourth quarter 2019.

Other non-interest expense decreased $202,000, or 10.6%, when comparing second quarter 2020 with decreased marketing, state tax and travel and entertainment expenses of $108,000, $48,000, and $91,000, respectively, offset in part by increased supplies expense and  third-party services of $33,000 and $57,000, respectively.  Marketing and travel and entertainment expense reductions are due to cancellation of events, seminars and travel due the COVID-19 pandemic.  Decreased state taxes are due to the receipt of shares tax credits in the second quarter of 2020 compared to 2019.  Supplies expense increased due to required cleaning supplies, signage, personal protective equipment and plexiglass shields needed for customers and staff in response to the pandemic.

For the six months ended June 30, 2020, non-interest expense was $14,147,000, an increase of $630,000, or 4.7%, compared to the same period in 2019.

Provision for income taxes increased 47.0%, to $998,000 in the second quarter 2020 due to increased pre-tax income and a higher effective tax rate, compared with the same period in 2019.  The effective tax rates for the quarter and six months ended June 30, 2020  were 20.2% and 12.5%, respectively, compared with 17.8% and 18.7%, respectively, for the same periods in 2019.  The variance in effective tax rates is due to the decrease in proportional share of taxable versus non-taxable income and the change in fair value of the equities investments during the quarter and six months ended June 30, 2020, compared with the same period in 2019.

About the Company

QNB Corp. is the holding company for QNB Bank, which is headquartered in Quakertown, Pennsylvania. QNB Bank currently operates twelve branches in Bucks, Montgomery and Lehigh Counties and offers commercial and retail banking services in the communities it serves.  More information about QNB Corp. and QNB Bank is available at www.qnbbank.com.

Forward Looking Statement

This press release may contain forward-looking statements as defined in the Private Securities Litigation Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission, including "Item lA. Risk Factors," set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2019. You should not place undue reliance on any forward-looking statements. These statements speak only as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company undertakes no obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release.

Contacts:	David W. Freeman	Janice S. McCracken Erkes
	President & Chief Executive Officer	Chief Financial Officer
	215-538-5600 x-5619	215-538-5600 x-5716
	dfreeman@qnbbank.com	jmccracken@qnbbank.com

QNB Corp.
Consolidated Selected Financial Data (unaudited)

(Dollars in thousands)

Balance Sheet (Period End)	6/30/20	3/31/20	12/31/19	9/30/19	6/30/19
Assets	$1,390,479	$1,232,010	$1,225,023	$1,245,863	$1,212,005
Cash and cash equivalents	66,773	46,489	17,608	20,787	14,068
Investment securities
Debt securities, AFS	403,620	327,325	349,710	361,157	347,728
Equity securities	10,744	9,417	9,164	5,850	6,898
Loans held-for-sale	3,679	216	977	240	-
Loans receivable	878,620	821,283	820,616	830,556	817,593
Allowance for loan losses	(10,464)	(10,334)	(9,887)	(9,494)	(9,164)
Net loans	868,156	810,949	810,729	821,062	808,429
Deposits	1,183,188	1,043,521	1,037,860	1,048,189	1,030,661
Demand, non-interest bearing	209,581	146,143	146,270	150,944	149,591
Interest-bearing demand, money market and savings	765,855	682,303	656,014	661,414	646,759
Time	207,752	215,075	235,576	235,831	234,311
Short-term borrowings	57,412	43,265	55,931	69,945	59,048
Long-term borrowings	10,000	10,000	-	-	-
Shareholders' equity	128,563	124,613	120,717	118,985	115,878
Asset Quality Data (Period End)
Non-accrual loans	$10,355	$11,134	$11,704	$12,445	$7,668
Loans past due 90 days or more and still accruing	-
Restructured loans	4,705	4,727	4,760	1,643	2,009
Non-performing loans	15,060	15,861	16,464	14,088	9,677
Other real estate owned and repossessed assets	-	-	-	-	-
Non-performing assets	$15,060	$15,861	$16,464	$14,088	$9,677

Allowance for loan losses	$10,464	$10,334	$9,887	$9,494	$9,164

Non-performing loans / Loans excluding held-for-sale	1.71%	1.93%	2.01%	1.70%	1.18%
Non-performing assets / Assets	1.08%	1.29%	1.34%	1.13%	0.80%
Allowance for loan losses / Loans excluding held-for-sale	1.19%	1.26%	1.20%	1.14%	1.12%

f
Consolidated Selected Financial Data (unaudited)

(Dollars in thousands, except per share data)	Three months ended,					Six months ended,
For the period:	6/30/20	3/31/20	12/31/19	9/30/19	6/30/19	6/30/20	6/30/19

Interest income	$10,740	$11,331	$11,600	$11,817	$11,712	$22,071	$23,001
Interest expense	1,506	2,168	2,435	2,635	2,601	3,674	5,054
Net interest income	9,234	9,163	9,165	9,182	9,111	18,397	17,947
Provision for loan losses	250	500	375	550	150	750	375
Net interest income after provision for loan losses	8,984	8,663	8,790	8,632	8,961	17,647	17,572
Non-interest income:
Fees for services to customers	242	411	444	432	422	653	815
ATM and debit card	516	488	548	533	519	1,004	989
Retail brokerage and advisory income	169	113	141	145	133	282	274
Net realized gain (loss) on investment securities	169	-	192	973	584	169	590
Unrealized gain (loss) on equity securities	1,166	(2,940)	504	(305)	(405)	(1,774)	571
Net gain on sale of loans	365	81	83	63	28	446	49
Other	190	276	298	303	373	466	675
Total non-interest income	2,817	(1,571)	2,210	2,144	1,654	1,246	3,963
Non-interest expense:
Salaries and employee benefits	3,985	4,072	4,452	4,063	3,790	8,057	7,571
Net occupancy and furniture and equipment	1,180	1,198	1,254	1,123	1,097	2,378	2,159
Other	1,704	2,008	1,926	1,769	1,906	3,712	3,787
Total non-interest expense	6,869	7,278	7,632	6,955	6,793	14,147	13,517
Income before income taxes	4,932	(186)	3,368	3,821	3,822	4,746	8,018
Provision for income taxes	998	(406)	623	731	679	592	1,496
Net income	$3,934	$220	$2,745	$3,090	$3,143	$4,154	$6,522

Share and Per Share Data:
Net income - basic	$1.11	$0.06	$0.78	$0.88	$0.90	$1.18	$1.87
Net income - diluted	$1.11	$0.06	$0.78	$0.88	$0.90	$1.18	$1.86
Book value	$36.29	$35.29	$34.30	$33.92	$33.09	$36.29	$33.09
Cash dividends	$0.34	$0.34	$0.33	$0.33	$0.33	$0.68	$0.66
Average common shares outstanding - basic	3,532,079	3,522,667	3,509,766	3,501,771	3,494,620	3,527,373	3,490,724

Average common shares outstanding - diluted	3,532,079	3,525,455	3,515,830	3,507,317	3,502,111	3,528,391	3,498,057

Selected Ratios:
Return on average assets	1.19%	0.07%	0.88%	1.00%	1.05%	0.66%	1.10%
Return on average shareholders' equity	12.78%	0.73%	9.06%	10.39%	10.91%	6.81%	11.49%
Net interest margin (tax equivalent)	2.95%	3.18%	3.11%	3.14%	3.20%	3.06%	3.19%
Efficiency ratio (tax equivalent)	56.17%	93.70%	66.01%	60.34%	61.97%	70.75%	60.61%
Average shareholders' equity to total average assets	9.34%	9.96%	9.75%	9.63%	9.61%	9.64%	9.58%
Net loan charge-offs (recoveries)	$120	$53	$(18)	$220	$1	$173	$45
Net loan charge-offs (recoveries) - annualized / Average loans excluding held-for-sale	0.06%	0.03%	-0.01%	0.11%	0.00%	0.04%	0.01%

Balance Sheet (Average)
Assets	$1,325,979	$1,221,487	$1,232,071	$1,225,776	$1,202,406	$1,273,727	$1,194,932
Investment securities (AFS & Equities)	357,177	347,072	360,403	359,549	357,836	352,124	359,231
Loans receivable	866,567	821,695	827,103	822,738	805,538	844,131	797,681
Deposits	1,132,735	1,037,594	1,046,835	1,044,094	1,021,925	1,085,165	1,015,032
Shareholders' equity	123,815	121,684	120,158	117,984	115,551	122,749	114,434